Exhibit 99.1

Immuneering Reports Second Quarter 2025 Financial Results and Provides Business Updates

- Company now plans to share updated OS and PFS data from first-line pancreatic cancer patients (N = 34) treated with atebimetinib + mGnP in Q3 2025, earlier than prior guidance -

- Exceptional 94% overall survival (OS) observed at 6 months in ongoing Phase 2a trial of atebimetinib plus modified Gemcitabine/nab-paclitaxel (mGnP) in first-line pancreatic cancer patients (N = 34) -

- Newly issued U.S. composition of matter patent for atebimetinib expected to provide exclusivity into 2042, with subsequent opportunity for patent term extension -

- Request for End of Phase 2 meeting has been submitted to the FDA;
pivotal trial expected to initiate in 2026 -

CAMBRIDGE, Mass., August 13, 2025 - Immuneering Corporation (Nasdaq: IMRX), a clinical-stage oncology company outpacing cancer to help patients outlive their disease, today reported financial results for the second quarter ended June 30, 2025, and provided several business updates.

“We are excited to announce updated OS and PFS data from our ongoing Phase 2a trial of atebimetinib in combination with mGnP in first-line pancreatic cancer patients in the coming weeks. Last quarter we reported an exceptional 94% OS observed at 6 months in first-line pancreatic cancer patients treated with atebimetinib in combination with mGnP. To put that in perspective, in the pivotal study of standard of care GnP, the 6-month OS was only 67%, and dropped rapidly to only 50% by 8.5 months,” said Ben Zeskind, Ph.D., Co-founder and Chief Executive Officer of Immuneering. “Our exceptional 6-month overall survival data in first-line pancreatic cancer patients is generating strong interest from leading pharmaceutical companies and top-tier investors, and we look forward to sharing the latest results.”

“We are busy preparing for our Phase 3 pivotal trial, and have now submitted our end of phase 2 meeting request to FDA. In addition, the granting of our composition of matter patent for atebimetinib by the United States Patent and Trademark Office (USPTO) was an important milestone for our company. We expect the long patent runway we are forging for atebimetinib will support our efforts to maximize its therapeutic potential across multiple indications” Zeskind concluded.

Corporate Highlights
•Reported Positive Overall Survival Data for Atebimetinib from Ongoing Phase 2a Trial in First-Line Pancreatic Cancer Patients: In June, Immuneering shared exceptional data from its ongoing Phase 2a trial of atebimetinib in combination with modified mGnP in first-line pancreatic cancer. The company reported that 94% OS and 72% PFS were observed at 6 months (n=34; patients treated at the 320 mg once-daily dose of atebimetinib), with median OS and PFS not yet reached. A markedly favorable tolerability profile was also observed. All results were reported using a data cutoff date of May 26, 2025. Subject to regulatory feedback, the company plans to initiate a pivotal trial of atebimetinib in combination with mGnP in first-line pancreatic cancer patients in 2026.

•Granted U.S. Composition of Matter Patent for Atebimetinib: In July, the company was granted a composition of matter patent for atebimetinib by the USPTO, which is expected to provide exclusivity into 2042, with subsequent opportunity for patent term extension. The patent is the first granted in the U.S. for a deep cyclic inhibitor, a once-daily pill that aims to drive longer-lasting benefit by outpacing resistance mechanisms that cause cancer drugs to stop working. Additional patent applications for atebimetinib are pending, directed to compounds, pharmaceutical compositions, and methods of use, with expiration expected into 2044.

•Third-Line Pancreatic Cancer Patient Passes 18-month Mark on Atebimetinib Monotherapy: Today, Immuneering is providing an update on a pancreatic cancer patient in the third-line setting who has received atebimetinib monotherapy for more than 18 months as a participant in the company’s Phase 1 trial and who remains on treatment. The patient – who previously experienced disease progression on first-line FOLFIRINOX and second-line Gem/Cis/nab-Pac – has been on atebimetinib monotherapy at 240 mg once daily and has maintained a partial response, including a 34% reduction in target lesions (RECIST sum of longest diameters) for a confirmed partial response, and a 96% reduction in peak CA 19-9 levels. Treatment continued to be well tolerated by the patient, with a ~16% weight gain observed.

Near-Term Milestone Expectations

Immuneering is planning for several near-term milestones related to atebimetinib, including to:

•Announce updated OS and PFS data from first-line pancreatic cancer patients (n = 34) treated with atebimetinib + mGnP in Q3 2025
•Receive regulatory feedback on pivotal study plans in Q4 2025
•Initiate pivotal, randomized trial of atebimetinib in combination with mGnP in first-line pancreatic cancer in 2026
•Initiate additional atebimetinib clinical trial combination arms in 2026

Second Quarter 2025 Financial Highlights

Cash Position: Cash and cash equivalents as of June 30, 2025 were $26.4 million, compared with $36.1 million as of December 31, 2024.

Research and Development (R&D) Expenses: R&D expenses for the quarter ended June 30, 2025 were $10.5 million, compared with $10.7 million for the quarter ended June 30, 2024. The decrease in R&D expenses was primarily attributable to decreases in spend for preclinical programs, decreases in clinical spend related to the IMM-6-415 program and decreases in personnel costs to support ongoing research and development activities, offset by higher clinical costs related to the Company’s lead atebimetinib program.

General and Administrative (G&A) Expenses: G&A expenses for the quarter ended June 30, 2025 were $4.3 million, compared with $4.3 million for the quarter ended June 30, 2024. The second quarter of 2025 costs were consistent with the comparable prior period.

Net Loss: Net loss attributable to common stockholders was $14.4 million, or $0.40 per share, for the quarter ended June 30, 2025, compared to $14.1 million, or $0.47 per share, for the quarter ended June 30, 2024.

2025 Financial Guidance

Based on cash and cash equivalents as of June 30, 2025, and current operating plans, the Company expects its cash runway to be sufficient to fund operations into 2026.

About Immuneering Corporation

Immuneering is a clinical-stage oncology company outpacing cancer to help patients outlive their disease. The Company’s lead product candidate, atebimetinib (IMM-1-104), is an oral, once-daily deep cyclic inhibitor of MEK designed to improve durability and tolerability, and expand indications to include MAPK pathway-driven tumors such as most pancreatic cancers. Atebimetinib is currently in a Phase 2a trial in patients with advanced solid tumors including pancreatic cancer. The Company’s development pipeline also includes early-stage programs. For more information, please visit www.immuneering.com.

Forward-Looking Statements
This press release contains forward-looking statements, including within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding: our plans to develop, manufacture and commercialize our product candidates; the treatment potential of atebimetinib, alone or in combination with other agents to treat cancer, including modified Gemcitabine/nab-paclitaxel (mGnP) in first-line pancreatic cancer; the treatment potential of our pipeline product candidates in other types of cancer; the plans and objectives of Company management for future operations, including with respect to the timing, planning, enrollment and execution of additional atebimetinib combination trials and a potential pivotal trial of atebimetinib in combination with mGnP; the timing for release of additional results from the Phase 2a portion of the atebimetinib trial; the timing and substance of regulatory feedback on pivotal trial plans; expectations regarding our cash runway; the expected expiration of our issued and pending patents and additional planned patent applications, including the U.S. composition of matter patent covering atebimetinib; our ability to obtain patent term extension on our U.S. composition of matter patent; and our expectations for a long patent runway we are forging for atebimetinib will support our efforts to maximize its full therapeutic potential, extending to many different cancer types and combinations.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the risks inherent in oncology drug research and development, including target discovery, target validation, lead compound identification, and lead compound optimization; we have incurred significant losses, are not currently profitable and may never become profitable; our projected cash runway; our need for additional funding and ability to continue as a going concern; our unproven approach to therapeutic intervention; our ability to address regulatory questions and the uncertainties relating to regulatory filings, reviews and approvals; the lengthy, expensive, and uncertain process of clinical drug development, including potential delays in or failure to obtain regulatory approvals; our reliance on third parties and collaborators to conduct our clinical trials, manufacture our product candidates, and develop and commercialize our product candidates, if approved; failure to compete successfully against other drug companies; protection of our proprietary technology and the confidentiality of our trade secrets; potential lawsuits for, or claims of, infringement of third-party intellectual property or challenges to the ownership of our intellectual property; our patents being found invalid or unenforceable; costs and resources of operating as a public company; and unfavorable or no analyst research or reports.

These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2025, and our other reports filed with the U.S. Securities and Exchange Commission, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media Contact:
Gina Nugent
Gina.nugent.external@immuneering.com

Investor Contact:
Laurence Watts
619-916-7620
laurence@newstreetir.com

IMMUNEERING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Operating expenses
Research and development	$10,454,160	$10,651,958	$21,925,852	$21,854,372
General and administrative	4,296,417	4,254,473	8,302,059	8,370,493
Amortization of intangible asset	7,317	7,317	14,633	14,633
Total operating expenses	14,757,894	14,913,748	30,242,544	30,239,498
Loss from operations	(14,757,894)	(14,913,748)	(30,242,544)	(30,239,498)

Other income (expense)
Interest income	324,013	826,104	762,532	1,630,988
Other income, net	—	7,717	—	220,754
Net loss	$(14,433,881)	$(14,079,927)	$(29,480,012)	$(28,387,756)

Net loss per share attributable to common stockholders, basic and diluted	$(0.40)	$(0.47)	$(0.82)	$(0.96)
Weighted-average common shares outstanding, basic and diluted	35,985,878	29,653,355	35,759,026	29,511,856

Other comprehensive loss:
Unrealized loss from marketable securities	—	1,084	—	778
Comprehensive Loss	$(14,433,881)	$(14,078,843)	$(29,480,012)	$(28,386,978)

IMMUNEERING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$26,355,498	$36,144,720
Prepaids and other current assets	1,369,928	3,442,849
Total current assets	27,725,426	39,587,569

Property and equipment, net	964,138	1,122,865
Goodwill	6,690,431	6,690,431
Intangible asset, net	335,780	350,413
Right-of-use assets, net	3,498,967	3,667,352
Other assets	841,726	1,295,783
Total assets	$40,056,468	$52,714,413

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,395,203	$1,958,536
Accrued expenses	4,514,960	4,973,129
Other liabilities	209,708	233,665
Lease liabilities	366,959	338,438
Total current liabilities	7,486,830	7,503,768

Long-term liabilities:
Lease liabilities, net of current portion	3,633,601	3,824,419
Total liabilities	11,120,431	11,328,187
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at June 30, 2025 and December 31, 2024; 0 shares issued or outstanding at June 30, 2025 and December 31, 2024	—	—
Class A common stock, $0.001 par value, 200,000,000 shares authorized at June 30, 2025 and December 31, 2024; 35,987,306 and 31,050,448 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	35,987	31,050
Class B common stock, $0.001 par value, 20,000,000 shares authorized at June 30, 2025 and December 31, 2024; 0 shares issued and outstanding at June 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	282,675,249	265,650,362
Accumulated deficit	(253,775,199)	(224,295,186)
Total stockholders' equity	28,936,037	41,386,226
Total liabilities and stockholders' equity	$40,056,468	$52,714,413